Exhibit 99.1

Reliance Global Group Becomes Debt Free Following Retirement of 100% of Its Term Debt

Repayment of Oak Street Funding Term Loan Eliminates Approximately $1 Million of Annual Principal, Interest and Fee Payments

LAKEWOOD, N.J., October 05, 2026 (GLOBE NEWSWIRE) — Reliance Global Group, Inc. (Nasdaq: EZRA) (“Reliance,” “EZRA” or the “Company”), an InsurTech company leveraging artificial intelligence, cloud computing and advanced technologies to transform the insurance agency/brokerage industry, today announced that it has repaid in full its term loan with Oak Street Funding LLC, which was the Company’s only term debt. As a result of the repayment, the Company has no outstanding term debt. The term loan had an outstanding balance of approximately $4.4 million as of June 30, 2026. Following the repayment, the Company has more than $6 million of cash on its balance sheet.

The loan was repaid with approximately $1.2 million from the sale of Southwestern Montana Insurance Center, which closed on September 11, 2026, approximately $2.2 million from the sale of Altruis Benefit Consulting, which closed on September 24, 2026, and approximately $1.0 million of cash previously held as collateral for the loan.

Highlights

●	Term debt retired. Following repayment of the Oak Street Funding term loan, the Company has retired 100% of its term debt.

●	More than $6 million of cash. Even after the repayment, the Company has more than $6 million of cash on its balance sheet.

●	Lower annual debt service. Repayment eliminates approximately $1 million of annual principal, interest and service fee payments, including approximately $400,000 of annual interest and service fees.

●	Cash collateral applied. Approximately $1.0 million of cash previously held as collateral for the loan was applied toward the payoff.

●	Funded by asset sales. The repayment was funded with proceeds from the Company’s sales of non-core agencies and cash previously held as loan collateral, without the issuance of any shares.

“Retiring our term debt has been a priority since we began monetizing our non-core agencies, and doing so this month strengthens our balance sheet in a meaningful way,” said Ezra Beyman, Chairman and Chief Executive Officer of Reliance Global Group. “With the loan repaid, more of our cash can go toward our AI platform and the RELI Exchange network, and we have greater flexibility as we plan the Company’s next stage of growth.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (Nasdaq: EZRA) is an InsurTech company leveraging artificial intelligence, cloud computing and advanced technologies to transform the insurance agency/brokerage industry. Through its growing portfolio of proprietary AI solutions and insurance operations, the Company is focused on enhancing operational efficiency, improving customer experiences and creating long-term shareholder value. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact and may be identified by the use of words or expressions such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “target,” “project,” “potential,” or similar expressions, or by discussions of strategy, plans or intentions. Forward-looking statements in this press release include, without limitation, statements regarding: the anticipated effects of the repayment of the Company’s term loan on its cash position, interest expense, liquidity, capital structure and financial flexibility; the Company’s intended use of cash; the Company’s portfolio monetization strategy; and the continued development, deployment and potential commercialization of the Company’s proprietary artificial intelligence platform and its RELI Exchange InsurTech platform.

These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by these forward-looking statements.

Such risks and uncertainties include, without limitation: the Company’s ability to fund its operations and growth initiatives from existing cash and operating cash flow, and its potential need to raise additional capital, which may not be available on acceptable terms, or at all; the loss of the revenue and operating cash flow historically contributed by the divested agencies and the resulting impact on the Company’s consolidated results of operations; the risk that the Company is unable to redeploy capital into initiatives that generate the anticipated returns; the Company’s ability to maintain compliance with the continued listing standards of The Nasdaq Capital Market; the development, deployment, market acceptance and potential commercialization of the Company’s proprietary artificial intelligence technologies; competition, regulatory developments and other risks affecting the insurance brokerage and InsurTech industries; and general business, economic, market and geopolitical conditions. Additional information regarding these and other factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, copies of which are available free of charge at www.sec.gov.

Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: EZRA@crescendo-ir.com

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